Exhibit 99.1

CONTACT: REGIS CORPORATION:
Mark Fosland – SVP, Finance and Investor Relations
952-806-1707
Andy Larew – Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS ANNOUNCES SALE OF HAIR CLUB FOR MEN AND WOMEN FOR $163.5 MILLION

– Significant Progress in Evaluation of Non-Core Assets –

– Company Remains Focused on Improving Core Salon Operations –

MINNEAPOLIS, July 16, 2012 – Regis Corporation (NYSE: RGS), the global leader in the $160 billion hair care industry, today announced that it has entered into a definitive agreement with Aderans Co., Ltd. to sell Hair Club for Men and Women (Hair Club), its subsidiary offering proven hair loss products and services.  Under the terms of the agreement, Regis will receive $163.5 million in cash.  The transaction is expected to close in the third or fourth quarter of calendar 2012.

“We believe the sale of Hair Club represents an opportunity to exit a non-core business on attractive terms while taking another significant step in refocusing operational resources on expanding sales, margins and profitability of salon operations,” said Joel Conner, Chairman of the Board.  “This agreement, which follows the previously announced agreement to sell Regis’ stake in Provalliance, also represents the significant progress Regis has made in its evaluation of non-core assets.  We look forward to continuing to implement our strategy of improving the customer experience in our salons and enhancing shareholder value.”

BofA Merrill Lynch is acting as exclusive financial advisor and O’Melveny & Myers LLP is acting as legal advisor to Regis in connection with the transaction.  The transaction is subject to customary closing conditions.  There are no financing conditions to closing the transaction.  Additionally, in the period of closing the sale transaction, Regis expects to record a non-operational, after-tax gain of $8 million to $12 million.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2012, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia.  For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of management and organizational changes; competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.